                                                                      Exhibit 12
                   THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

                Computation of Ratio of Earnings to Fixed Charges
          -------------------------------------------------------------
                             (Thousands of Dollars)

Statement Setting fort Computations Showing Satisfaction of the Requirements Specified in Regulation S-K, Item 503(d):



                                                       Year Ended December 31                          12 Mos.
                                         ---------------------------------------------------------      Ended
                                            1993         1994       1995         1996       1997      9/30/98
                                         ---------    ---------   ---------   ---------   ---------   ---------

Consolidated Net Income (Loss)           ($587,147)   $ 185,431   $ 183,719   $ 116,553   $ 114,481   $ 162,028
Add
     Federal Income Taxes Expense         (247,966)      85,455      95,561      69,120      92,969     123,761
       (Credit)
     Interest (a)                          252,479      254,248     251,793     244,789     248,429     236,227
     Provision for Interest Element of
       Rentals                              81,131       79,462      79,642      79,503      69,086      65,123
                                         ---------    ---------   ---------   ---------   ---------   ---------
         Total Earnings                  ($501,503)   $ 604,596   $ 610,715   $ 509,965   $ 524,965   $ 587,139
                                         ---------    ---------   ---------   ---------   ---------   ---------

Fixed Charges
     Interest (a)                        $ 252,479    $ 254,248   $ 251,793   $ 244,789   $ 248,429   $ 236,227
     Provision for Interest Element of
       Rentals                              81,131       79,462      79,462      79,503      69,086      65,123
                                         ---------    ---------   ---------   ---------   ---------   ---------
         Total Fixed Charges             $ 333,610    $ 333,710   $ 331,435   $ 324,292   $ 317,515   $ 301,350
                                         ---------    ---------   ---------   ---------   ---------   ---------
Ratio of Earnings to Fixed Charges           (1.50)        1.81        1.84        1.57        1.65        1.95
                                         =========    =========   =========   =========   =========   =========


(a) Includes interest on first mortgage bonds, bank loans, commercial paper, pollution control notes, and other interest included in operation expenses; amortization of net premium, discount and expense on debt; and capitalized interest on nuclear fuel lease obligations.

(b) Includes the interest component of Bruce Mansfield sale and leaseback rentals, leased nuclear fuel in the reactor, and other miscellaneous rentals.